EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-125167, 333-127102, 333-145302 and 333-145303 on Form S-8 of our reports dated February 29, 2008 (which reports expressed an unqualified opinion and included an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006), relating to the financial statements of Iowa Telecommunications Services, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/     Deloitte & Touche LLP

Des Moines, Iowa

February 29, 2008